Exhibit 21.1



            LIST OF SUBSIDIARIES OF WATERMARK INVESTORS REALTY TRUST

         Below is a list of the direct and indirect subsidiaries of Watermark Investors Realty Trust, a Texas real estate investment trust, and the corresponding states of organization:

           Name of Entity                    State of Organization
           --------------                    ---------------------

           Watermark Texas 1, Inc.           Maryland